Exhibit 7(a)(iv)


                                 October 1, 2003

ALPS Distributors, Inc.
1625 Broadway, Suite 2200
Denver, Colorado  80202-5631
Attn:    Anti-Money Laundering Compliance Officer

         Re:      Customer Identification Program

Ladies and Gentlemen:

         The  Fund's  Anti-Money  Laundering  Policy and  Program  under the USA
Patriot Act of 2001 permits the Fund to delegate to a service provider the performance of any procedures of the Fund's Customer Identification Program ("CIP Program"), with respect to any customer of the Fund that is opening, or has opened, an account or has established a similar formal business relationship with such provider to provide or engage in services, dealings, or other financial transactions. Pursuant to U.S. Department of Treasury rules governing the adoption of the CIP Program, the Fund hereby delegates to ALPS Distributors, Inc. ("ADI") the implementation and operation of the Fund's CIP Program with respect to the inclusion of a certification on behalf of the selling firm in each selling agreement between ADI and a selling firm. ADI hereby accepts such delegation of the implementation and operation of the aforementioned aspects of the Fund's CIP Program. ADI agrees to certify annually to the Fund that it will perform the above noted duties of the Fund's CIP in accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act").

         ADI, as distributor to many fund families, certifies that it is subject to a rule implementing 31 U.S.C. 5318(h) (the anti-money laundering program provision of the USA Patriot Act) and is regulated by a federal functional regulator and has developed, implemented, and will maintain a customer identification program in compliance with the USA Patriot Act and all applicable laws and regulations designed to guard against money laundering activities, that may now or hereafter be in effect.

         In connection with the performance by ADI of the above-delegated duties, ADI and the Fund understand and acknowledge that the Fund remains responsible for assuring compliance with the USA Patriot Act and the Fund's CIP Program and that the records ADI maintains for the Fund relating to its CIP Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. ADI hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, ADI will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

         Please indicate your agreement by signing a copy of this letter.

                                               Very truly yours,

                                               WESTCORE TRUST

                                               By:    /s/ JASPER FRONTZ
                                                        ------------------------
                                               Name:  Jasper Frontz
                                               Title: Treasurer

AGREED:
ALPS DISTRIBUTORS, Inc.

By:      /s/ TRACI A. THELEN
         ----------------------------
Name:    Traci A. Thelen
Its:     Anti-Money Laundering
         Compliance Officer